Exhibit 99.1

M  A  C  K  –  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI ANNOUNCES FIRST QUARTER LEASING RESULTS

First Quarter Ends with Core, Waterfront, and Flex Properties Over 90 Percent Leased

11.4 Percent GAAP Rollup for the First Quarter Transactions

Jersey City, New Jersey—May 4, 2017—Mack-Cali Realty Corporation (NYSE: CLI) today announced that during the first quarter of 2017, it completed a total of 54 lease transactions aggregating 362,075 square feet in its consolidated commercial portfolio.  Of these totals, 15 percent were for new leases and 85 percent were for renewals and other tenant transactions.  With these transactions, the Company finished the quarter with a percentage leased of 90.4 in its Core, Waterfront, and Flex properties, compared to 90.6 percent at year-end 2016.

For the balance of 2017, expirations in the Company’s Core, Waterfront, and Flex portfolio total 1.4 million square feet or 7.6 percent of the portfolio. These expirations are heavily weighted towards the end of the year.  On the Hudson River Waterfront, where the Company feels the market is the healthiest, the Company expects a substantial rollup in rent at today’s market levels versus expiring rent.

Rents on the first quarter transactions rolled up 11.4 percent on a GAAP basis in Mack-Cali’s Core, Waterfront, and Flex portfolio and 1.2 percent on a cash basis.

In April, the Company signed a lease with 24 Hour Fitness for a state of the art fitness facility to be built in the Mack-Cali Business Campus in Parsippany, New Jersey.  The project further enhances the amenities in the campus and will be located adjacent to the Wegman’s shopping center scheduled to open this July.  The 24 Hour Fitness lease is subject to standard contingencies and is expected to open in approximately 24 months.

“The first quarter was a workmanlike quarter where we continued to execute on our plan of leasing our key markets and locations. The market remained steady from a demand perspective with ongoing showings and interest throughout the portfolio, with growing interest in our waterfront properties.  Specifically, tours have picked up significantly and a number of tenants are applying for the incentive packages offered by the state of New Jersey prior to choosing a location.” said Michael J. DeMarco, chief executive officer.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:	Michael DeMarco Mack-Cali Realty Corporation Chief Executive Officer (732) 590-1589 mdemarco@mack-cali.com	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

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